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                                                                   EXHIBIT 10.25


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

        This amended and restated employment agreement ("Agreement") made as of the 1st day of January, 1998 between Micro Warehouse, Inc., a Delaware corporation (hereinafter referred to as the "Company"), with its principal place of business at 535 Connecticut Avenue, Norwalk, Connecticut 06854, and Bruce L. Lev whose address is 736 Titicus Road, North Salem, New York 10560 (hereinafter referred to as "Employee").

        WHEREAS, this Agreement is effective January 1, 1998 (the "Effective Date") and is an amendment and restatement of, and supersedes each provision of the employment agreement previously entered into for good and valuable consideration by Employee and Company on or about April 1, 1995; and

        WHEREAS, this Agreement shall represent the entire employment agreement between the parties with respect to the subject matter herein.

        NOW, THEREFORE, in consideration of the premises, the Company and the Employee agree as follows:

        1. EMPLOYMENT. The Company shall hereby continue to employ Employee, and Employee hereby accepts such continued employment, commencing on the Effective Date, on the terms and conditions set forth below.

        2. DUTIES. During the Period of Employment (as hereinafter defined), the Company


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shall continue to employ Employee as Executive Vice President of Legal and Corporate Affairs reporting to Peter Godfrey, the President and Chief Executive Officer of the Company, or his successor, to perform such duties as shall be required by Mr. Godfrey, or his successor, provided the same are consistent with those of an executive vice president of legal and corporate affairs of a public company. The precise responsibilities of Employee may be revised from time to time provided the same do not materially affect Employee's position. In furtherance of the foregoing, Employee hereby agrees to perform his duties faithfully. During the Period of Employment and except for vacations in accordance herewith, absences due to temporary illness and outside Board responsibilities, Employee shall devote all of his available business time and energies during normal business hours to the business of the Company. Subject to the reasonable review and concurrence of the Board of Directors, the Employee shall be permitted to participate as a board member of other publicly traded and privately held companies provided said participation does not interfere with the discharge of the Employee's duties or obligations hereunder.

        3. TERM. The term of Employee's continued employment by the Company shall commence as of the Effective Date and end as of the close of business on December 31, 2000 (the "Period of Employment").

        4.     COMPENSATION.

        (A) BASE SALARY. For all services rendered by the Employee under this Agreement, the Company shall pay to him a minimum "Base Salary" at the rate of Three Hundred Thirty-Three Thousand Four Hundred Sixty-Six Dollars ($333,466) per annum during the Period of Employment payable in at least equal monthly installments. The term "Base Salary" shall mean


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regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

        (B) ADJUSTMENTS TO BASE SALARY. Commencing January 1, 1999, the Base Salary to be paid to the Employee during each year shall be increased by any increase in the cost of living determined in accordance with the formula set forth in subparagraphs (i), (ii) and (iii) hereinbelow.

               (i) For the purposes of this paragraph 4(B), the following definition shall apply:

               (a) The term "Base Year" shall mean the twelve month period commencing on January 1, 1998 and terminating on December 31, 1998. The term "Second Year" shall mean the twelve month period commencing on January 1, 1999 and terminating on December 31, 1999. The term "Third Year" shall mean the twelve month period commencing on January 1, 2000 and terminating on December 31, 2000.

               (b) The term "Price Index" shall mean the average of the monthly "Consumer Price Index" published by the Bureau of Labor Statistics of the U.S. Department of Labor, New York, Northern New Jersey, Long Island, New York-New Jersey-Connecticut, for urban wage earners and clerical workers, or a successor or substitute index appropriately adjusted ("Consumer Price Index"), for each month of any given twelve month period.

               (ii) Effective as of each of January 1 of 1999 and 2000, there shall be a cost of living adjustment to the Base Salary applicable for the succeeding twelve month period. The


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adjustment shall be based on the percentage difference between the Price Index for the Second Year and the Price Index for the Base Year, with respect to the adjustment to be made on January 1, 1999; and the Price Index for the Third Year and the Price Index for the Base Year, with respect to the adjustment to be made on January 1, 2000.

        In the event that the Price Index for the Second Year reflects an increase over the Price Index for the Base Year, the Base Salary originally herein provided to be paid shall be multiplied by the percentage difference between the Price Index for the Second Year and the Price Index for the Base Year, and the resulting sum shall be added to such original Base Salary, effective on January 1, 1999. Said adjusted Base Salary shall thereafter be payable hereunder until it is readjusted pursuant to the terms of this paragraph 4(B) as of January 1, 2000. In the event that the Price Index for the Third Year reflects an increase over the Price Index for the Base Year, the Base Salary originally herein provided to be paid (unchanged by any adjustment made pursuant to the immediately preceding sentence) shall be multiplied by the percentage difference between the Price Index for the Third Year, and the Price Index for the Base Year, and the resulting sums shall be added to such original Base Salary, effective on January 1, 2000.

        In the event that the Price Index ceases to use 1982-1984 = 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the Price Index, then the Price Index shall be adjusted to the figure that would have been arrived at had the manner of computing the Price Index in effect at the date of this Agreement not been altered. In the event such Price Index (or a successor or substitute index) is not available, a


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reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Price Index shall be used.

        (iii) In no event shall the Employee's Base Salary provided herein, as the same may be increased from time to time pursuant to this paragraph 4(B), be reduced by virtue of this paragraph 4(B).

        (C) ANNUAL INCENTIVE COMPENSATION. In addition to Base Salary, with respect to the Period of Employment, the Employee shall be eligible to receive annual incentive compensation ("Incentive Compensation") as set forth below, which amount of Incentive Compensation shall not exceed One Hundred Percent (100%) of Base Salary in any one year.

               (i) Prior to January 1 of each year that this Agreement remains in effect, the Board of Directors and the Employee shall mutually agree upon and establish a plan (the "Incentive Plan") describing anticipated results of operations for the coming fiscal year and containing financial goals (hereinafter "Targets"). The Incentive Plan established for 1998 is attached hereto as EXHIBIT A. The Incentive Plan shall be determined in the sole discretion of the Board of Directors and the Employee and may vary from year to year. A copy of the Incentive Plan shall be provided to the Company's Certified Public Accountants ("CPAs"). Subsequent to the conclusion of the year the CPAs shall compare the actual results of operations for said year to the Incentive Plan.

               (ii) The Incentive Plan shall set forth a target bonus amount, One Hundred


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Percent (100%) of which shall be payable for accomplishing One Hundred Percent
(100%) of Targets, which amount for calendar 1998 shall be One Hundred Sixty-Six Thousand Seven Hundred Thirty-Three Dollars ($166,733), and for subsequent years shall be Fifty Percent (50%) of Base Salary for each year ending December 31 during the Period of Employment (hereinafter "Target Bonus Amount"). The Board of Directors may modify upward the Target Bonus Amount as part of the salary review process for years subsequent to 1998. The actual amount, if any, of Incentive Compensation to which the Employee may be entitled shall range on a linear basis from Fifty Percent (50%) of Target Bonus Amount if Eighty Percent (80%) of Targets are achieved to a maximum of Two Hundred Percent (200%) of Target Bonus Amount if One Hundred Twenty Percent (120%) of Targets are achieved. No Incentive Compensation shall be paid if less than Eighty Percent (80%) of Targets are achieved.

        By way of example, if Base Salary is Three Hundred Thirty-Three Thousand Four Hundred Sixty-Six Dollars ($333,466), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets shall be One Hundred Sixty-Six Thousand Seven Hundred Thirty Three Dollars ($166,733). If the Company achieves Eighty Percent (80%) of Targets, Target Bonus Amount shall be Eighty Three Thousand Six Hundred Sixty-Six and 50/100 Dollars ($83,366.50) (I.E., .5 x $166,733), which shall be automatically due and payable to the Employee.

        By way of further example, if Base Salary is Three Hundred Thirty-Three Thousand Four Hundred Sixty-Six Dollars ($333,466), One Hundred Percent (100%) of Target Bonus Amount at accomplishment of One Hundred Percent (100%) of Targets shall be One Hundred Sixty-Six


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Thousand Seven Hundred Thirty-Three Dollars ($166,733). If the Company achieves
One Hundred Ten Percent (110%) of Targets, Target Bonus Amount shall be Two Hundred Fifty Thousand Ninety-Nine and 50/100 Dollars ($250,099.50) (i.e., 1.50 x $166,733), which shall be automatically due and payable to the Employee.

               (iii) Incentive Compensation shall be paid to Employee in a lump sum cash payment as soon as practicable after the CPAs determine the amounts, if any, which are due the Employee.

        (D) SPECIAL GUARANTEED INCENTIVE COMPENSATION. In addition to Base Salary, the Company shall pay to the Employee a quarterly guaranteed draw against the Target Bonus Amount in the amount of Twelve Thousand Five Hundred Dollars ($12,500) per quarter ("Special Guaranteed Incentive Compensation"). Such amount shall be paid approximately fifteen (15) to thirty (30) days after the close of each quarter.

        (E) STOCK OPTIONS.

               (i) On February 26, 1998, the Company granted to the Employee options to purchase One Hundred Thousand (100,000) common shares at an exercise price of Thirteen and 59/100 Dollars ($13.59) per share, which options shall be "non-qualified" stock options. During the Period of Employment such options shall become cumulatively vested and exercisable at the rate of one-third (1/3) per year commencing on December 31, 1998 and one-third (1/3) on each of the next two anniversaries of such date.

               (ii) As an incentive and inducement to the Employee to remain in the employ of the Company and devote his best efforts to the affairs of the Company, in the sole discretion of the Board of Directors, the Employee shall receive each year, commencing in the year 2000, an option to purchase shares of common stock of the Company, the exact number, terms and option price of which shall be determined yearly by the Stock Option Committee of the Board of Directors. Such option shall not be granted in 1998 and 1999.

               (iii) The options set forth in this paragraph 4(E) shall be granted to the Employee pursuant to the Company's 1994 Stock Option Plan (the "Stock Option Plan") and the Employee shall be subject to the terms and conditions set forth therein. The options set forth in this paragraph 4(E) shall also be evidenced by the Employee executing and becoming a party to an option agreement between the Employee and the Company (the "Option Agreement"). Notwithstanding any of the foregoing, if there is any inconsistency between or among this Agreement, the Stock Option Plan and/or the Option Agreement, this Agreement, to the extent it is consistent with the restrictions provided in the last sentence of paragraph 12 of the Plan, shall govern as to all documents described in this subparagraph 4(E)(iii).

               (iv) Notwithstanding the foregoing, the options described in this paragraph 4(E) shall, under the following circumstances become vested and exercisable as follows: (I) upon a Change in Control (as defined in paragraph 11(D) herein), except as provided in subparagraph (v) below, all of Employee's unvested options shall become accelerated and immediately fully vested; and (II) upon termination of the Period of Employment by the Company without cause (as described in paragraph 11(A)) or upon termination of the Period of


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Employment by Employee for cause (as described in paragraph 11(C)), all of
Employee's unvested options shall become accelerated and immediately fully vested, and exercisable, at any time prior to the expiration date of the options, as specified in the Stock Option Plan, or the expiration of twelve (12) months after the date of such termination, whichever is the longer period; PROVIDED, HOWEVER, that for purposes of this clause 4(E)(iv)(II), no options will become vested and exercisable subsequent to the expiration date of the options as specified in the Stock Option Plan.

               (v) If (I) a Change in Control involves any combination of the Company with any other entity, and (II) the Company and such entity desire to account for such combination under the pooling-of-interests method for financial statement purposes ("Pooling"), and (III) the sole reason that Pooling would be unavailable to the Company and such entity is, in the opinion of the Company's independent accountants, the acceleration of vesting of options provided for in subparagraph (iv)(I) above, then such subparagraph (iv)(I) shall be void.

        (F) ADDITIONAL COMPENSATION. During the Period of Employment, the Employee shall be eligible to receive any other payments of bonus, compensation or other amounts not specifically set forth herein but which may be paid by the Company ("Additional Compensation").

        5. BUSINESS EXPENSES. During the Period of Employment, the Company agrees to reimburse Employee for reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder. Employee shall submit vouchers, invoices and such other documentation in accordance with the Company's general policy with respect thereto.

        6. BENEFITS. During the Period of Employment, the Company will provide or, as necessary, reimburse Employee with or for the following benefits:

        (A) ORDINARY INSURANCE. Medical, dental and hospitalization insurance and short-term disability coverage for himself and his dependents, to the extent provided generally to the senior executives of the Company.

        (B) LIFE AND DISABILITY INSURANCE. Notwithstanding the foregoing, during the Period of Employment, the Company shall reimburse Employee or pay directly premiums for disability and life insurance policies in the current aggregate annual amount of approximately Fifteen Thousand Dollars ($15,000).

        (C) VACATIONS. Employee shall be entitled to four (4) weeks paid vacation per year, the scheduling of which shall be in accordance with the general policies and practices of the Company with respect thereto.

        (D) EMPLOYEE BENEFIT PLANS AND PERQUISITES. During the Period of Employment, the Employee shall be entitled (i) to participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated executive officers of the Company, and (ii) to receive all other benefits and perquisites provided or made available by the Company to its senior executive officers subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to similarly situated senior executive officers of the Company.

        7. DEATH OR PERMANENT DISABILITY. In the event of the death or Permanent Disability ("Permanent Disability" being defined as an illness which will prevent the Employee from performing his duties for a period of six (6) consecutive months or nine (9) out of any consecutive twelve (12) months) prior to the expiration of the Period of Employment, his employment shall be deemed to cease as of the end of the month of the date of his death or Permanent Disability and this Agreement shall terminate forthwith and all rights under it shall expire, except that Employee or Employee's estate shall be entitled to receive Base Salary for a period of six (6) months from the date of death or Permanent Disability plus the PRO RATA amount of any Incentive Compensation, Special Guaranteed Incentive Compensation and Additional Compensation which would have been due the Employee pursuant to paragraph 4 hereinabove for the period January 1 of said year through the date of death or Permanent Disability. Said Base Salary shall be paid at the time it would regularly be paid. Said Incentive Compensation, Special Guaranteed Incentive Compensation or Additional Compensation shall be paid as soon as practicable after a determination of the amount due is made by the Company's CPAs.

        Additionally, any options eligible to vest within twelve (12) months of the date of death or Permanent Disability shall be deemed accelerated and fully vested as of the date of death or Permanent Disability subject to the further terms and conditions of the Stock Option Plan pursuant to which the same were granted.

        8. CONFIDENTIAL INFORMATION. Employee acknowledges that the Company would be damaged if Employee's knowledge with respect to the business of the Company were disclosed to or utilized by parties other than the Company. Accordingly, Employee covenants and agrees that he will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by Employee and relates to such matters as customer mailing lists, pricing and credit techniques, marketing techniques, research and development activities, sources of product, lists of magazines or other publications containing advertising of the Company and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by the Employee from third parties without restrictions on disclosure provided the same would not, if released, damage the Company. The provisions of this paragraph shall survive the termination of this Agreement.

        9. COVENANT NOT TO COMPETE. The Employee hereby covenants and agrees that from the date hereof until twelve (12) months after the termination of the Period of Employment (the "Non-Compete Period") he shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); PROVIDED, HOWEVER, that the foregoing shall not prevent the Employee from (i) performing services for a Competitive

Business if such Competitive Business is also engaged in other lines of business and if the Employee's services are restricted to employment in such other lines of business; (ii) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than Two Percent (2%) of any class or type of securities of, or interest in, such Competitive Business; or, (iii) practicing law; provided that while engaging in the practice of law during the Non-Compete Period, the Employee does not directly provide legal advice to a Competitive Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity then conducted by the Company, regardless of where such Competitive Business is located. Notwithstanding the foregoing, the parties to this Agreement hereby agree that the covenant not to compete contained in this paragraph 9 is valid and enforceable only to the extent permissible under applicable law

        10. COVENANT NOT TO SOLICIT. Unless the Employee has obtained the prior written consent of the Company, he hereby covenants and agrees that, from the date hereof until the expiration of the Non-Compete Period, he shall not, for or on behalf of a Competitive Business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent creditor, or otherwise, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer account of the Company at any time or times during the Period of Employment or during the Non-Compete Period, whether or not he at any time had any direct or indirect account responsibility for, or contact with, such customer account.

        11. TERMINATION. In addition to termination for death or Permanent Disability pursuant to paragraph 7, the employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

        (A) TERMINATION UPON PRIOR NOTICE. The Company may terminate this Agreement by giving the Employee ninety (90) days prior written notice.

        (B) EMPLOYEE TERMINATION FOR CAUSE. At the election of the Company, it may immediately upon written notice by the Company to the Employee terminate the Employee for cause. For the purposes of this paragraph, cause for termination shall be deemed to exist upon (i) a good faith finding by the Company of a willful failure or refusal of the Employee to perform assigned duties for the Company of which he has knowledge, or the commission of any other willful or grossly negligent action by Employee with the intent to injure the Company; (ii) any material breach of any material provision of this Agreement by the Employee if the Employee fails to correct such breach (or to take substantial steps to correct such breach) within ten (10) days after receiving written notice thereof; or (iii) the conviction of the Employee of, or the entry of a plea of guilty or NOLO CONTENDERE by the Employee to, a crime involving an act of fraud or embezzlement against the Company or the conviction of the Employee of, or the entry of a plea of guilty or NOLO CONTENDERE by the Employee to, any felony involving moral turpitude. Notwithstanding the foregoing, the Company shall not terminate the Employee for cause pursuant to this paragraph unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of the Board of Directors at a meeting called and held after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Employee is guilty of conduct set forth in subparagraphs (i) and (ii) of this paragraph and specifying the particulars thereof in reasonable detail.

        (C) EMPLOYEE'S ELECTION FOR CAUSE. At the election of the Employee, he may terminate the Period of Employment for cause immediately upon written notice by Employee to the Company. For purposes of this paragraph, cause for termination shall be deemed to exist upon (i) a material failure by the Company to continue the Employee's participation in any bonus, compensation or other benefit plan in which the Employee is entitled to participate pursuant hereto or the taking by the Company of any action which would directly or indirectly materially reduce his participation therein; or (ii) a material breach of any provision of this Agreement by the Company, or any breach of any provision of this Agreement by the Company, whether or not material, if such breach is not corrected (or substantial steps have not been taken to correct such breach) within thirty (30) days after the Board of Directors received written notice thereof.

        (D) TERMINATION FOLLOWING A CHANGE IN CONTROL. For purposes of this Agreement, Change in Control means the occurrence during the Period of Employment of any of the following events, subject to the provisions of paragraph (11)(D)(vii) hereof:

                (i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than Fifty-One Percent (51%) of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

               (ii) The Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the Company is not the surviving corporation or entity; or

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a "Beneficial Owner")) of securities representing Twenty Percent (20%) or more of the combined voting power of the then-outstanding voting securities of the Company; or

               (iv) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

               (v) The individuals who, at the beginning of any period of two
(2) consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company's stockholders of each new Director of the Company was approved by a vote of at least two-thirds (2/3) of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

                (vi) The Board of Directors determines that (I) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph 11(D)(i), (ii), (iii), (iv) or (v), and (II) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Agreement, if this Agreement shall thereupon become immediately operative with respect to the provisions of this paragraph 11(D) regarding Change in Control.

               (vii) Notwithstanding the foregoing provisions of this paragraph
(11)(D):

                      (I) If any such merger, consolidation, reorganization,
               sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (11)(D)(vi) shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board of Directors may, by notice to the Employee, nullify the effect thereof and reinstate this Agreement as previously in effect, but without prejudice to any action that may have been taken prior to such nullification.

                       (II) Unless otherwise determined in a specific case by
               the Board of Directors, a "Change in Control" shall not be deemed to have occurred for purposes of paragraph (11)(D)(iii) or (iv) solely because (X) the Company, (Y) a subsidiary of the Company, or (Z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
              Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of Twenty Percent (20%) or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

         (ix) Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control, (I) the Employee may terminate employment with the Company for any reason, or without reason, at any time following the date six months after the first occurrence of a Change in Control, and (II) the Employee may terminate employment with the Company during the Period of Employment if the Company relocates its principal executive offices, or requires the Employee to have his principal location of work changed, to any location that is in excess of 35 miles from the location thereof immediately prior to the Change in Control, in each case with the right to receive the benefits described in paragraph 11(E)(iii) below.

        (E) EFFECT OF TERMINATION.

               (i) TERMINATION BY THE COMPANY FOR CAUSE OR AT THE ELECTION OF THE EMPLOYEE WITHOUT CAUSE. In the event that the Employee's employment is terminated by the Company for cause pursuant to paragraph 11(B)(i) or (ii) or the Employee elects to terminate his employment without cause, the Company shall pay to the Employee the Base Salary, Incentive Compensation, Special Guaranteed Incentive Compensation and Additional Compensation due, if any, under paragraph 4, on a PRO RATA basis to the date of termination at the time such Base Salary, Incentive Compensation, Special Guaranteed Incentive Compensation or Additional Compensation would regularly be paid and benefits otherwise payable to him hereunder all through the last day of his actual employment by the Company. Upon termination under this paragraph 11(E), the Employee will thereupon no longer be entitled to any compensation or benefits provided herein, and nothing herein shall limit the Company's right against the Employee or the rights and obligations of the parties under paragraphs 8, 9, and 10 hereof.

               (ii) TERMINATION AT THE ELECTION OF THE COMPANY WITHOUT CAUSE OR AT THE ELECTION OF THE EMPLOYEE FOR CAUSE. In the event that the Employee's employment is terminated without cause by the Company pursuant to paragraph 11(A) prior to a Change in Control or with cause by the Employee pursuant to paragraph 11(C), then, following the occurrence of such event, the Company shall pay to the Employee (I) the Base Salary and Special Guaranteed Incentive Compensation due, if any, through the Period of Employment, and (II) the Incentive Compensation and Additional Compensation due, if any, under paragraph 4 hereof; PROVIDED, HOWEVER, that any such Incentive Compensation or Additional Compensation shall be paid on a PRO RATA basis to the date of termination. In addition, Employee will continue to receive the benefits provided under paragraph 6 hereof, including payment of accrued but unused vacation benefits. During said period, the Employee shall continue to be bound by the provisions of paragraphs 8, 9 and 10 hereof.

                (iii) TERMINATION FOLLOWING A CHANGE IN CONTROL. In the event that a Change in Control occurs during the Period of Employment and Employee's employment is terminated in the manner described in paragraph 11(A) or paragraph 11(D), the Company shall pay to the Employee a lump sum cash payment in an amount equal to two (2) times his then current Base Salary, plus two (2) times the average of the sum of the Incentive Compensation, Special Guaranteed Incentive Compensation and Additional Compensation he received under paragraph 4 for the three (3) years immediately preceding such Change in Control. In addition, Employee will continue to receive the benefits provided under paragraph 6 hereof through the Period of Employment.

        12.    NO MITIGATION OBLIGATION.

               (A) Employee shall be under no obligation to seek other employment opportunities during any period between termination of his employment following a Change in Control and the expiration of the Period of Employment (the "Interim Period"), and Employee shall not be obligated to accept any other employment opportunity which may be offered to Employee during the Interim Period; however, subject to the provisions of paragraph 9, and except as provided in the following sentence, nothing in this Agreement shall prohibit the Employee from accepting other employment opportunities during the Interim Period, in which event Employee shall receive the entire amount due and owing to him as described in paragraph

11(E)(iii) without set-off for any amount paid to Employee arising out of any new employment relationship. Benefits described in paragraph 6(A) and (B) will be reduced to the extent comparable welfare benefits are actually received by the Employee from another Company during the Interim Period and such benefits actually received by the Employee shall be reported by the Employee to the Company.

               (B) Employee's termination of his employment following a Change in Control and the receipt by Employee of any amount pursuant to paragraph 11(E)(iii) shall not preclude Employee's continued employment with the Company or the surviving entity in any Change in Control, on such terms as shall be negotiated between the Company (or such surviving entity) and the Employee following termination of this Agreement.

        13. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                (A) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                (B) Subject to the provisions of paragraph 13(F), all determinations required to be made under this paragraph 13, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Company and the Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph 13(F) and the Employee thereafter is required to make a payment of any Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Employee within five (5) business days after receipt of such determination and calculations.

               (C) The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph 13(B). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Employee.

                (D) The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within five (5) business days pay to the Company the amount of such reduction.

               (E) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph 13(B) shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five (5) business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

               (F) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten
(10) business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the

Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                      (i) provide the Company with any written records or
               documents in his possession relating to such claim reasonably requested by the Company;

                     (ii) take such action in connection with contesting such
               claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (iii) cooperate with the Company in good faith in order
               effectively to contest such claim; and

                     (iv) permit the Company to participate in any proceedings
               relating to such claim; PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 13(F), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph 13(F) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (PROVIDED, HOWEVER, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (G) If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 13(F), the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of paragraph 13(F)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 13(F), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this paragraph 13.

        14.    SUCCESSORS AND BINDING AGREEMENT.

        (A) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

         (B) This Agreement will inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

         (C) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in paragraphs 9(A) and 9(B). Without limiting the generality or effect of the foregoing, the Employee's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph 9(C), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

        15. SEVERABILITY. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

        16. REPRESENTATION. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that performance of its obligations under this

Agreement will not violate any agreement between it and any other person or entity.

        17. NOTICES. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered properly given or made if sent by telecopier, Telex, courier service or certified mail, return receipt requested and addressed to the parties at the respective addresses specified below. Either party may change its address by giving notice in writing pursuant to this paragraph to the other of its new address.

To the Company:       Micro Warehouse, Inc.
                      535 Connecticut Avenue
                      Norwalk, Connecticut  06854
                      Attn.:  Peter Godfrey

To Employee:          Bruce L. Lev, Esq.
                      736 Titicus Road
                      North Salem, New York 10560

        18. ARBITRATION. Any controversy, claim or breach (except those relating to monetary damages) arising out of or relating to this Agreement shall be submitted for settlement to an arbitrator agreed upon by the parties. The decision of such arbitrator shall be final and binding on the parties. If the parties cannot agree upon an arbitrator, the controversy, claim or breach shall be referred to the American Arbitration Association with a request that an arbitrator be appointed pursuant to the rules of said Association. Such arbitration shall be held in New Haven, Connecticut, in accordance with the rules and practices of the American Arbitration Association pertaining to single-party arbitration then in effect, and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

        19. ENTIRE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the parties. Neither party has relied upon any representation of the other not set forth herein. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and notwithstanding any provision hereof, will become effective upon the execution of this Agreement by the parties.

        20. BINDING EFFECT. This Agreement shall be binding upon and accrue to the benefit of the parties hereto, their heirs, executors, administrators and successors.

        21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its principles with respect to conflicts of law.

        22.    COUNSEL FEES.

                (A) Except as set forth herein the parties hereto shall bear their own fees, costs and expenses incurred in connection with this Agreement. If either party is required to bring suit or otherwise seek enforcement of its or his rights in connection with the same, the prevailing party in such action or proceeding shall be entitled to recover counsel fees incurred in such action or proceeding. The Employee shall be reimbursed in an amount not to exceed Two Thousand Dollars ($2,000) for legal fees and costs incurred in connection with the review of this Agreement by his own counsel.

                (B) Notwithstanding subparagraph (A), in the event of a Change in Control, it is the intent of the Company that the Employee not be required to incur fees and related expenses for the retention of attorneys, accountants, actuaries, consultants, and/or other professionals ("professionals") in connection with the interpretation, enforcement or defense of Employee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Employee the benefits provided or intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain one or more professionals of the Employee's choice, at the expense of the Company as hereafter provided, to advise and represent the Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior relationship between the Company and such professional, the Company irrevocably consents to the Employee's entering into a relationship with any such professional, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and any such professional. Without respect to whether the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable fees and related expenses incurred by the Employee in connection with any of the foregoing.

        23. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and year first above written.

                                       COMPANY:
                                       MICRO WAREHOUSE, INC.

                                       By: /s/ Peter Godfrey
                                         --------------------------------------
                                         Peter Godfrey
                                         President and Chief Executive Officer


                                       EMPLOYEE:

                                       By: /s/  Bruce L. Lev
                                         --------------------------------------
                                          Bruce L. Lev

                                    EXHIBIT A

                        INCENTIVE PLAN FOR THE YEAR 1998

       The Targets with respect to the 1998 Incentive Plan shall be based upon the projected operating profit for the Company as described in the Company's 1998 Worldwide Plan dated March 13, 1998 (the "Plan"). The Plan includes a separate projected operating profit for all U.S. operations and a separate projected operating profit for the consolidated international operations. In determining the Target Bonus amount, if any, 80% of said amount shall be attributable to and based upon the Plan's projected operating profit for all U.S. operations and 20% shall be attributable to and based upon the Plan's projected operating profit for the consolidated international operations. With respect to said 20%, the Target shall also be considered achieved in full if:

       (i) all or a material number of the international subsidiaries are sold or otherwise disposed of during 1998; or

       (ii) the international subsidiaries on a consolidated basis have an operating profit for the year ending December 31, 1998.